Exhibit 21


                SUBSIDIARIES OF MARKETING SERVICES GROUP, INC.



                   All-Comm Acquisition Corporation* (100%)

                         All-Comm Holdings, Inc.* (100%)

                        Alliance Media Corporation (100%)

                        Metro Services Group, Inc. (100%)

                     Stephen Dunn & Associates, Inc. (100%)






            * Dissolved in June, 1997